EXHIBIT 99.1

AMERICAN LEARNING CORPORATION

REPORTS THIRD QUARTER RESULTS

JERICHO, NY, February 8, 2013: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced revenues of $665,175 and $2,082,077 and net losses of $339,656 ($.07 net loss per share) and $842,914 ($.17 net loss per share) for the three and nine months ended December 31, 2012, respectively. By comparison, the Company reported revenues of $903,817 and $2,249,468 and net losses of $133,880 ($.03 net loss per share) and $655,610 ($.13 net loss per share) for the three and nine months ended December 31, 2011, respectively.

During the three months ended December 31, 2012 revenues decreased approximately 26.4% from the comparable period in the prior fiscal year primarily as a result of decreases in revenue from school staffing services.

As a result of the material decline in revenues and its negative impact on operating results, the Company conducted impairment analyses on its intangible assets and goodwill. Such evaluations resulted in the recording of an impairment charge in intangible assets totaling $38,346 and a goodwill impairment charge of $75,000 during the quarter ended December 31, 2012.

Revenues for the nine months ended December 31, 2012 decreased 7.4% from revenues recorded for the nine months ended December 31, 2011.

	Three Months Ended		Nine Months Ended
	12/31/12	12/31/11	12/31/12	12/31/11
	(Unaudited)		(Unaudited)
Revenues	$665,175	$903,817	$2,082,077	$2,249,468

Operating loss from continuing operations	(342,147)	(138,213)	(852,484)	(700,758)

Net loss	$(339,656)	$(133,880)	$(842,914)	$(655,610)

Net earnings (loss) per share:
From continuing operations - basic
and diluted	$(0.07)	$(0.03)	$(0.17)	$(0.14)
From discontinued operations - basic
and diluted	$0.00	$0.00	$0.00	$0.01

Weighted average shares –
basic and diluted	4,919,615	4,919,615	4,919,615	4,883,012

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.